STOCK EXCHANGE AGREEMENT



                                    AMONG



                             eCom eCom.com, Inc.



                                     AND



 Alice and William Shapiro, as Trustees U/A/D October 10, 1996, as amended, creating the Russell-Shapiro Trust, as the sole separate property of Alice
    Russell-Shapiro, Nina Shapiro and the Estate of Madeline H. Russell



                          As the sole Shareholders of



                            Star Dot Marketing, Inc.






                               January 21, 2000

                               TABLE OF CONTENTS


                                                                      Page

1.     Definitions                                                      1

2.     Exchange of eCom Shares for Star Dot Shares                      4
2.1    Basic Transaction                                                4
2.2    Exchange                                                         5
2.3    The Closing                                                      5
2.4    Deliveries at the Closing                                        5

3.     Due Diligence Review Period                                      5
3.1    Due Diligence Review                                             5
3.2    Termination                                                      5

4.     Representations and Warranties Concerning the Transaction        6
4.1    Representations and Warranties of the Shareholders               6
4.2    Representations and Warranties of eCom                           7

5.     Representations and Warranties Concerning Star Dot               8
5.1    Organization, Qualification, and Corporate Power                 8
5.2    Capitalization                                                   8
5.3    Noncontravention                                                 8
5.4    Brokers' Fees                                                    9
5.5    Title to Assets                                                  9
5.6    Subsidiaries                                                     9
5.7    Financial Statements                                             9
5.8    Events Subsequent to Most Recent Fiscal Year End and
       Most Recent Fiscal Month End                                     9
5.9    Undisclosed Liabilities                                         11
5.10   Legal Compliance                                                11
5.11   Tax Matters                                                     11
5.12   Real Property                                                   13
5.13   Intellectual Property                                           15
5.14   Tangible Assets                                                 16
5.15   Inventory                                                       16
5.16   Contracts                                                       17
5.17   Notes and Accounts Receivable                                   18
5.18   Powers of Attorney                                              18
5.19   Insurance                                                       18
5.20   Litigation                                                      18
5.21   Product Warranty                                                19
5.22   Product Liability                                               19
5.23   Employees                                                       19
5.24   Employee Benefits                                               19
5.25   Guaranties                                                      19
5.26   Environment, Health, and Safety                                 20
5.27   Certain Business Relationships with Star Dot                    20
5.28   Disclosure                                                      20

6.     Pre-Closing Covenants                                           20
6.1    General                                                         20
6.2    Notices and Consents                                            20
6.3    Operation of Business                                           21
6.4    Working Capital Requirements                                    21
6.5    Preservation of Business                                        22
6.6    Full Access                                                     22
6.7    Notice of Developments                                          22
6.8    Exclusivity                                                     22
6.9    Title Insurance                                                 23
6.10   Surveys                                                         23

7.     Post-Closing Covenants                                          24
7.1    General                                                         24
7.2    Litigation Support                                              24
7.3    Transition                                                      24
7.4    Confidentiality                                                 24
7.5    Covenant Not to Compete                                         25
7.6    eCom Shares Restricted Securities                               25

8.     Conditions to Obligation to Close                               26
8.1    Conditions to Obligation of eCom                                26
8.2    Conditions to Obligation of the Shareholders                    27

9.     Remedies for Breaches of This Agreement                         28
9.1    Survival of Representations and Warranties                      28
9.2    Indemnification Provisions for Benefit of eCom                  28
9.3    Indemnification Provisions for Benefit of the Shareholders      28
9.4    Matters Involving Third Parties                                 29
9.5    Other Indemnification Provisions                                30

10.    Termination                                                     30
10.1   Termination of Agreement                                        30
10.2   Effect of Termination                                           31

11.    Registration Rights                                             31
11.1   Piggy Back Registration                                         31
11.2   Termination of Piggy Back Registration                          31

12.    Miscellaneous                                                   31
12.1   Amendments and Waivers                                          31
12.2   Counterparts                                                    31
12.3   Construction                                                    31
12.4   Entire Agreement                                                32
12.5   Expenses                                                        32
12.6   Facsimile Execution                                             32
12.7   Governing Law                                                   32
12.8   Headings                                                        32
12.9   Incorporation of Exhibits, Annexes, and Schedules               32
12.10  Nature of Certain Obligations                                   32
12.11  No Third-Party Beneficiaries                                    32
12.12  Notices                                                         33
12.13  Press Releases and Public Announcements                         33
12.14  Severability                                                    33
12.15  Specific Performance                                            34
12.16  Submission to Jurisdiction                                      34
12.17  Succession and Assignment                                       34

                           STOCK EXCHANGE AGREEMENT

     Stock Exchange Agreement (the "Agreement") entered into on January 21, 2000, by and among eCom eCom.com, a Florida corporation ("eCom") and Alice and William Shapiro, as Trustees U/A/D October 10, 1996, as amended, creating the Russell-Shapiro Trust, as the sole separate property of Alice Russell-Shapiro ("A & W Shapiro"), Nina Shapiro ("N. Shapiro") and the Estate of Madeline H. Russell (the "Estate"). Hereinafter, A & W Shapiro, N. Shapiro and the Estate shall be referred to collectively as the "Shareholders". eCom and the Shareholders are hereinafter referred to collectively as the "Parties."

     The Shareholders in the aggregate own all of the outstanding capital stock of Star Dot Marketing, Inc., a California corporation ("Star Dot").

     This Agreement contemplates a transaction in which eCom will exchange Six Hundred Seventy Five Thousand of the $.00001 par value common shares of eCom (the "eCom Shares") with Shareholders for all of the issued and outstanding no par value common stock of Star Dot (the "Star Dot Shares").

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   Definitions.

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504, or any similar group defined under a similar provision of state, local or foreign law.

     "Applicable Rate" means the prime rate of interest announced from time to time by First Union National Bank of Florida.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Closing" has the meaning set forth in Paragraph 2.3 below.

     "Closing Date" has the meaning set forth in Paragraph 2.3 below.

     "Code" means the Internal Revenue Code of 1986, as amended.


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



     "Confidential Information" means any information concerning the businesses and affairs of Star Dot and its Subsidiaries, if any, that is not already generally available to the public.

     "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

     "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Sec. 1.1502-13.

     "Disclosure Schedule" has the meaning set forth in Paragraph 5 below.

     "eCom" has the meaning set forth in the preface above.

     "eCom Shares" has the meaning set forth in the preface above.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec.
3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec.
3(1).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, California and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excess Loss Account" has the meaning set forth in Treas. Reg. Sec. 1.1502-19.

     "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

     "Financial Statement" has the meaning set forth in Paragraph 5.7, 6 below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Party" has the meaning set forth in Paragraph 9.4 below.

     "Indemnifying Party" has the meaning set forth in Paragraph 9.4 below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Paragraph 5.7, 6 below.

     "Most Recent Fiscal Month End" has the meaning set forth in Paragraph 5.7, 6 below.

     "Most Recent Fiscal Year End" has the meaning set forth in Paragraph 5.7, 6 below.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Process Agent" has the meaning set forth in Paragraph 12.16 below.

     "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

     "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

     "Requisite Shareholders" means Shareholders holding all of the interest in the Star Dot Shares as set forth in Paragraph 2 of the Disclosure Schedule.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Shareholders" has the meaning set forth in the preface above.

     "Star Dot" has the meaning set forth in the preface above

     "Star Dot Shares" has the meaning set forth in the preface above

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Survey" has the meaning set forth in Paragraph 6.10 below.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Paragraph 9.4 below.

     2.   Exchange of eCom Shares for Star Dot Shares.

          2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, eCom agrees to acquire from each of the Shareholders, and each of the Shareholders agrees to transfer to eCom, all of the Star Dot Shares owned by each such Shareholder for the number of eCom Shares specified below in this Paragraph 2. It is the intent of the Parties that the acquisition by eCom of the Star Dot Shares from the Shareholders and the transfer by eCom of the eCom Shares to the Shareholders shall qualify as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Code, the Treasury Regulations promulgated thereunder and the common law governing same. Each of the Parties hereby expressly agrees to use its best efforts to take all necessary or desirable steps, do all things and execute all documents reasonably necessary or desirable to effectuate the foregoing expressed intention, including without limitation, the requirement upon eCom to continue the business of Star Dot in such manner as will satisfy the "continuity of business enterprise" requirement under Code section 368(a)(1)(B), the Treasury Regulations promulgated thereunder and the common law governing same.

          2.2 Exchange. eCom agrees to deliver to each Shareholder the number of ecom Shares equal to the proportion of the respective holdings of Star Dot Shares of each Shareholder as set forth in Paragraph 2 of the Disclosure Schedule.

          2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Edward H. Gilbert, P.A. in Boca Raton, Florida, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as eCom and the Requisite Shareholders may mutually determine (the "Closing Date"); provided, however, that the Parties shall use their mutual best efforts to establish a Closing Date as soon as reasonably practicable.

          2.4   Deliveries at the Closing. At the Closing:

                (a) the Shareholders will deliver to eCom the various certificates, instruments, and documents referred to in Paragraph 8 below;

                (b) eCom will deliver to the Shareholders the various certificates, instruments, and documents referred to in Paragraph 8.2 below;

                (c) each of the Shareholders will deliver to eCom stock certificates representing all of such Shareholder's Star Dot Shares, endorsed in blank or accompanied by duly executed assignment documents; and

                (d) eCom will deliver to each of the Shareholders the eCom Shares specified in Paragraph 2.2 above.

     3.   Due Diligence Review Period.

          3.1 Due Diligence Review. eCom shall have a period of time (the "Due Diligence Period") commencing upon the date of execution hereof by the Parties hereto and ending at 5:00 P.M. sixty (60) days thereafter (the "Due Diligence Period Expiration Date") to continue the review of the business, legal and accounting due diligence matters, in such manner as eCom may deem necessary or appropriate, directly relating to Star Dot and the Star Dot Shares (collectively, the "Due Diligence Review").

          3.2 Termination. eCom shall have the absolute right to terminate this Agreement, in the exercise of the sole and exclusive discretion of eCom, at any time prior to the expiration of the Due Diligence Review Period. If eCom elects to cancel this Agreement, eCom shall deliver written notice to Shareholders of such election prior to the expiration of the Due Diligence Review Period, and thereupon, this Agreement shall terminate and the Parties hereto shall be released from any further obligation hereunder.

     4.   Representations and Warranties Concerning the Transaction.

          4.1 Representations and Warranties of the Shareholders. Each of the Shareholders represents and warrants to eCom that the statements contained in this Paragraph 4.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 4.1) with respect to such Shareholder, except as set forth in Annex I attached hereto or as otherwise disclosed in writing to eCom after the date of execution of this Agreement.

                (a) Authorization of Transaction. Each Shareholder has full power and authority (including, if the Shareholder is a corporation or other organization, full organizational power and authority) to execute and deliver this Agreement and to perform the obligations of Shareholder hereunder. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms and conditions. The Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                (b) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Shareholder is subject or, if a Shareholder is an entity, any provision of its organizational documents, or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which any Shareholder is bound or to which any of the assets of such Shareholder is subject.

                (c) Brokers' Fees. No Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which eCom could become liable or obligated.

                (d) Investment. Each Shareholder (A) understands that eCom Shares have not been, and will not, except as otherwise provided for hereinafter, be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
     (B) is acquiring eCom Shares solely for the account of such Shareholder for investment purposes, and not with a view to the distribution thereof,
     (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning eCom, including but not limited to the Form 10-KSB for the fiscal year ended May 31, 1999 (the "Most Current Form 10-KSB"), which Most Current Form 10-KSB is incorporated by reference hereto, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in acquiring and holding eCom Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding eCom Shares, and (F) is an Accredited Investor for the reasons set forth on Annex I.

                (e) Star Dot Shares. Each Shareholder holds of record and owns beneficially the number of Star Dot Shares set forth next to the name of such Shareholder in Paragraph 2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Shareholder is a party to any option, warrant, purchase right, or other contract or commitment that could require the Shareholder to sell, transfer, or otherwise dispose of Star Dot Share (other than this Agreement). No Shareholder is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Star Dot Share. The Star Dot Shares held by the Shareholders represents all of the issued and outstanding capital stock of Star Dot.

          4.2 Representations and Warranties of eCom. eCom represents and warrants to the Shareholders that the statements contained in this Paragraph
4.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 4.2), except as set forth in Annex II attached hereto or as otherwise disclosed in writing to eCom after the date of execution of this Agreement.

                (a) Organization of eCom. eCom is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. eCom is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. eCom has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. eCom is not in default under or in violation of any provision of its organizational documents or bylaws.

                (b) Authorization of Transaction. eCom has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of eCom, enforceable in accordance with its terms and conditions. eCom need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which eCom is subject or any provision of its charter or bylaws or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which eCom is a party or by which it is bound or to which any of its assets is subject.

                (d) Brokers' Fees. eCom has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Shareholder could become liable or obligated.

                (e) Investment. eCom is not acquiring Star Dot Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

     5. Representations and Warranties Concerning Star Dot. The Shareholders represent and warrant to eCom to the best of Shareholders' actual knowledge after due inquiry that the statements contained in this Paragraph 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 5), except as set forth in the disclosure schedule (the "Disclosure Schedule") delivered by the Shareholders to eCom on or after the date hereof and initialed by the Parties. Nothing set forth in the Disclosure Schedule shall be deemed as an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies any such exception with particularity and describes the relevant facts in specific detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Paragraph 5.

          5.1 Organization, Qualification, and Corporate Power. Star Dot is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Star Dot is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Star Dot has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Paragraph 1 of the Disclosure Schedule lists the directors and officers of Star Dot. The Shareholders have delivered to eCom correct and complete copies of the charter and bylaws of each of Star Dot (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Star Dot are correct and complete. Star Dot is not in default under or in violation of any provision of its charter or bylaws.

          5.2 Capitalization. The entire authorized capital stock of Star Dot consists of Two Million (2,000,000) no par value common shares, of which only the Star Dot Shares are issued and outstanding. All of the issued and outstanding Star Dot Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Shareholders as set forth in Paragraph 2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Star Dot to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Star Dot. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Star Dot.

          5.3 Noncontravention. Star Dot is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

                (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Star Dot is subject or any provision of the charter or bylaws of any of Star Dot; or

                (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Star Dot is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

          5.4 Brokers' Fees. Star Dot has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          5.5 Title to Assets. Star Dot has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

          5.6 Subsidiaries. Star Dot has no Subsidiaries, and Star Dot does not control directly or indirectly, nor does Star Dot have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of Star Dot.

          5.7 Financial Statements. Paragraph 5.7, 6 of the Disclosure Schedule sets forth certain financial statements of Star Dot (collectively the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Star Dot as of such dates and the results of operations of Star Dot for such periods, are correct and complete, and are consistent with the books and records of Star Dot (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Accordingly, the Financial Statements are as follows:

                (a) audited consolidated, if applicable, balance sheets, statements of income, changes in stockholders' equity, and cash flow for the fiscal years ended December 31, 1997 and 1998 (the "Most Recent Fiscal Year End") for Star Dot; and

                (b) unaudited consolidated, if applicable, balance sheets, statements of income, changes in stockholders' equity, and cash flow as of and for the month ended October, 1999 (the "Most Recent Fiscal Month End") for Star Dot.

          5.8 Events Subsequent to Most Recent Fiscal Year End and Most Recent Fiscal Month End. Since the Most Recent Fiscal Year End and the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of Star Dot. Without limiting the generality of the foregoing, since such dates:

                (a) Star Dot has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                (b) Star Dot has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                (c) no party (including Star Dot) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000.00 to which Star Dot is a party or by which it is bound;

                (d) Star Dot has not imposed any Security Interest upon any of its assets, tangible or intangible;

                (e) Star Dot has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000.00 or outside the Ordinary Course of Business;

                (f) Star Dot has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000.00 or outside the Ordinary Course of Business;

                (g) Star Dot has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000.00 singly or $20,000.00 in the aggregate;

                (h) Star Dot has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                (i) Star Dot has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000.00 or outside the Ordinary Course of Business;

                (j) Star Dot has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                (k) there has been no change made or authorized in the charter or bylaws of any of Star Dot;

                (l) Star Dot has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                (m) Star Dot has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                (n) Star Dot has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                (o) Star Dot has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                (p) Star Dot has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                (q) Star Dot has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                (r) Star Dot has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                (s) Star Dot has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                (t) Star Dot has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of Star Dot; and

                (v)   Star Dot has not committed to any of the foregoing.

          5.9 Undisclosed Liabilities. Star Dot has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for :

                (a) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); and

                (b) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          5.10  Legal Compliance.   No action, suit, proceeding, hearing,
investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Star Dot and its respective predecessors and Affiliates alleging any failure to comply with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof).

          5.11  Tax Matters.

                (a) Star Dot has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of Star Dot (whether or not shown on any Tax Return) have been paid. Star Dot currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Star Dot does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Star Dot that arose in connection with any failure (or alleged failure) to pay any Tax.

                (b) Star Dot has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                (c) No Shareholder or director or officer (or employee responsible for Tax matters) of Star Dot expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of Star Dot either (A) claimed or raised by any authority in writing or
     (B) as to which any of the Shareholders and the directors and officers (and employees responsible for Tax matters) of Star Dot has Knowledge based upon personal contact with any agent of such authority. Paragraph 9 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Star Dot for taxable periods ended on or after December 31 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Shareholders have delivered to eCom correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Star Dot since December 31, 1997.

                (d) Star Dot has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                (e) Star Dot has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. Star Dot has not made any payments, is not obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. Star Dot has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Star Dot is not a party to any Tax allocation or sharing agreement. Star Dot (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Star Dot) or (B) has any Liability for the Taxes of any Person (other than any of Star Dot and its Subsidiaries) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                (f) Paragraph 9 of the Disclosure Schedule sets forth the following information with respect to Star Dot as of the most recent practicable date:

                      (1)   the basis of Star Dot in its assets;

                      (2) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Star Dot; and

                      (3) the amount of any deferred gain or loss allocable to Star Dot arising out of any Deferred Intercompany unpaid Taxes of Star
     Dot:

                            (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); and

                            (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Star Dot in filing its Tax Returns.

          5.12  Real Property.

                (a) Paragraph 11 of the Disclosure Schedule lists and describes briefly all real property that Star Dot owns. With respect to each such parcel of owned real property:


                      (1) the identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                      (2) there are no pending or, to the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for real estate matters) of Star Dot threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

                      (3) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                      (4) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                      (5) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                      (6) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                      (7) there are no parties (other than Star Dot) in possession of the parcel of real property, other than tenants under any leases disclosed in Paragraph 11 of the Disclosure Schedule who are in possession of space to which they are entitled;

                      (8) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

                      (9) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

                (b) Paragraph 11 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Star Dot. Paragraph 11 of the Disclosure Schedule also identifies the leased or subleased properties for which title insurance policies are to be procured in accordance with Paragraph 6.9(b) below. The Shareholders have delivered to eCom correct and complete copies of the leases and subleases listed in Paragraph 11 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Paragraph 11 of the Disclosure Schedule:

                      (1) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                      (2) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing;

                      (3) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (4) no party to the lease or sublease has repudiated any provision thereof;

                      (5) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                      (6) Star Dot has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                      (7) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                      (8) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

          5.13  Intellectual Property.

                (a) Star Dot owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property currently utilized by Star Dot as a part of the business that it conducts. Each such item of Intellectual Property so owned or used by Star Dot immediately prior to the Closing hereunder will be owned or available for use by Star Dot on identical terms and conditions immediately subsequent to the Closing hereunder. Star Dot has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                (b) Star Dot has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and to the Knowledge of the directors and officers (and employees with responsibility for Intellectual Property matters) Star Dot has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Star Dot must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Star Dot, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Star Dot.

                (c) Paragraph 12 of the Disclosure Schedule identifies each patent or registration which has been issued to Star Dot, with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of Star Dot has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Star Dot has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Shareholders have delivered to eCom correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to eCom correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Paragraph 12 of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of Star Dot in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Paragraph 12 of the Disclosure Schedule:

                      (1) Star Dot possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                      (2) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                      (3)   no action, suit, proceeding, hearing,
     investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of Star Dot is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                      (4) Star Dot has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                (d) Paragraph 12 of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Star Dot uses pursuant to license, sublicense, agreement, or permission. Star Dot has delivered to eCom correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Paragraph 12 of the Disclosure Schedule:

                      (1) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                      (2) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing;

                      (3) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (4) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                      (5)   with respect to each sublicense, the
     representations and warranties set forth in subsections (1) through (4) above are true and correct with respect to the underlying license;

                      (6)   no action, suit, proceeding, hearing,
     investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Star Dot is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                      (7) Star Dot has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                (e) To the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters), the continued operation of the business of Star Dot as presently conducted will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

          5.14 Tangible Assets. Star Dot owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. To the Knowledge of the directors and officers (and employees with responsibility for such matters) each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         5.15 Inventory. Any inventory maintained by Star Dot is merchantable and fit for the purpose for which it was procured, and none of which is obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Star Dot.

          5.16 Contracts. The Shareholders have delivered to eCom a correct and complete copy of each written agreement listed in Paragraph 15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Paragraph 15 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect;
(B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing;
(C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. Accordingly, Paragraph 15 of the Disclosure Schedule lists the following contracts and other agreements to which any of Star Dot is a party:

                (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000.00 per annum;

                (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Star Dot or involves consideration in excess of $5,000.00;

                (c)   any agreement concerning a partnership or joint venture;

                (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                (e) any agreement concerning confidentiality or noncompetition;

                (f) any agreement with any of the Shareholders and their Affiliates (other than Star Dot);

                (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                (h)   any collective bargaining agreement;

                (i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000.00 or providing severance benefits;

                (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

                (k) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of Star Dot; or

                (l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.00.

         5.17 Notes and Accounts Receivable. All notes and accounts receivable of Star Dot are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Star Dot.

          5.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of Star Dot.

          5.19 Insurance. Paragraph 18 of the Disclosure Schedule sets forth certain information regarding insurance policies for the benefit of Star Dot. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing; (C) neither Star Dot nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Star Dot has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Paragraph 18 of the Disclosure Schedule describes any self-insurance arrangements affecting Star Dot. Furthermore, paragraph 18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of Star Dot has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

                (a)   the name, address, and telephone number of the agent;

                (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                (c)   the policy number and the period of coverage;

                (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

          5.20 Litigation. Paragraph 19 of the Disclosure Schedule sets forth information regarding litigation matters (the "Litigation Matters"). Except for the Litigation Matters, none of the Shareholders and the directors and officers (and employees with responsibility for litigation matters) of Star Dot has any reason to believe that any other action, suit, proceeding, hearing, or investigation may be brought or threatened against Star Dot. As to the Litigation Matters, Paragraph 19 of the Disclosure Schedule sets forth each instance in which Star Dot:

                (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or

                (b) is a party, or to the Knowledge of any of the directors and officers (and employees with responsibility for litigation matters) of Star Dot is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Paragraph

     19 of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Star Dot.

          5.21 Product Warranty. Each product manufactured, sold, leased, or delivered by any of Star Dot has been in conformity with all applicable contractual commitments and all express and implied warranties, and Star Dot has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Star Dot. No product manufactured, sold, leased, or delivered by Star Dot is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Paragraph 20 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Star Dot (containing applicable guaranty, warranty, and indemnity provisions).

          5.22 Product Liability. Star Dot has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Star Dot.

          5.23 Employees. To the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for employment matters) of Star Dot no executive, key employee, or group of employees has any plans to terminate employment with any of Star Dot. Star Dot is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Star Dot has not committed any unfair labor practice. None of the Shareholders and the directors and officers (and employees with responsibility for employment matters) of Star Dot has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Star Dot.

          5.24 Employee Benefits. Star Dot does not maintain or contribute to any Employee Benefit Plan.

          5.25 Guaranties. Star Dot is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

          5.26  Environment, Health, and Safety.

                (a) Each of Star Dot and its respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Star Dot and its predecessors and

     Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                (b) Star Dot has no Liability (and none of Star Dot and its respective predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Star Dot giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                (c) All properties and equipment used in the business of Star Dot and its predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

          5.27 Certain Business Relationships with Star Dot. None of the Shareholders and their Affiliates has been involved in any business arrangement or relationship with Star Dot within the past 12 months, and none of the Shareholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of Star Dot.

          5.28 Disclosure. The representations and warranties contained in this Paragraph 5 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Paragraph 5 not misleading.

     6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          6.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Paragraph 8 below).

          6.2 Notices and Consents. The Shareholders will cause Star Dot to give any notices to third parties, and will cause each of Star Dot to use its best efforts to obtain any third-party consents, that eCom may reasonably request in connection with the matters referred to in Paragraph 5.3 above. Each of the Parties will (and the Shareholders will cause Star Dot) to give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Paragraph ?, 4.1(a), 4.1(b), and Paragraph 5.3 above. Without limiting the generality of the foregoing, each of the Parties will file (and the Shareholders will cause Star Dot to file) any Notification and Report Forms and related material that any such Party may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use such Parties' reasonable best efforts to obtain (and the Shareholders will cause Star Dot to use their reasonable best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Shareholders will cause Star Dot to make) any further filings pursuant thereto that may be necessary or proper in connection therewith.

          6.3 Operation of Business. The Shareholders will not, without the consent of eCom, cause or permit any of Star Dot to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Shareholders will not cause or permit Star Dot to:

                (a) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; or

                (b) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Paragraph 5.8 above.

          6.4   Working Capital Requirements.

                (a) Advancement of Funds. eCom acknowledges that during the period commencing November 1, 1999 and continuing through January 30, 2000 (the "Advancement Period") Star Dot may not have sufficient funds to satisfy the working capital or other financial requirements of Star Dot (the "Requirements Deficit"). Accordingly, William Russell Shapiro ("W. Shapiro") hereby agrees to advance (on a revolving basis) such funds to Star Dot as may be necessary to satisfy the Requirements
     Deficit (an "Advance"), provided that maximum amount required to be Advanced by W. Shapiro shall not exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000.00). The determination of whether or not Star Dot requires an Advance shall be determined by Brian Delaporta ("Delaporta"), in the exercise of the reasonable business judgement of Delaporta. In the event that Delaporta determines that an Advance is required by Star Dot, Delaporta shall advise W. Shapiro of such requirement, and W. Shapiro shall, within five (5) days after a request therefore but subject to the monetary limitation provided hereinabove, provide an Advance to Star Dot in the amount so requested by Delaporta.

                (b) Upon expiration of the Advancement Period, W. Shapiro shall no longer have the obligation to make any additional Advance. Furthermore, on the expiration of the Advancement Period, the then balance due from Star Dot to W. Shapiro as a result of any unpaid Advance shall be determined (the "Advance Balance") and such Advance Balance shall accrue interest thereon at the rate of eight percent (8%) per annum from the date of expiration of the Advancement Period until the Advance Balance is repaid to W. Shapiro by Star Dot or as otherwise provided hereinafter.

                (c) The Advance Balance and any and all accrued interest thereon (collectively, the "Aggregate Advance Balance") shall be due in full from Star Dot to W. Shapiro two (2) years from the date of expiration of the Advancement Period (the "Due Date").

                (d) At any time prior to the Due Date and provided that the Closing has occurred, W. Shapiro shall have the right, exercisable as may be determined by W. Shapiro in the sole and exclusive discretion of
     W. Shapiro, to elect to cancel the then outstanding Aggregate Advance Balance, if any, in exchange for a number of the $.00001 par value common shares of eCom (the "Payment Shares) determined by multiplying the Aggregate Advance Balance by two (2) and dividing the result obtained by two (2). It is specifically understood and agreed that the Payment Shares will be restricted securities and will be subject to all of the same requirements as set forth hereinafter in Paragraph 7.6. In the event W. Shapiro so elects to accept the Payment Shares in lieu of payment of the Advance Balance, W. Shapiro shall notify eCom in writing (the "Payment Shares Notice"), and eCom shall, as soon as reasonably practical after receipt of the Payment Shares Notice, issue to W. Shapiro the Payment Shares, and upon receipt of the Payment Shares from eCom, the Aggregate Advance Balance shall be deemed to have been paid in full.

                (c) Notwithstanding anything herein contained to the contrary, in the event that the Closing has occurred, then at any time after a date which is six (6) months after the expiration of the Advancement Period until the Due Date, eCom shall have the right, exercisable as may be determined by eCom in the sole and exclusive discretion of eCom, to elect to pay to W. Shapiro the then outstanding Aggregate Advance Balance, if any, in readily available U.S. funds (the "eCom Payment Election"). In the event eCom so elects the eCom Payment Election, eCom shall notify W. Shapiro in writing (the "eCom Payment Election Notice"), and within seven (7) days after the date of the Payment Election Notice, W. Shapiro shall have the right, exercisable as may be determined by W. Shapiro in the sole and exclusive discretion of
     W. Shapiro, to elect to accept the Payment Shares in lieu of payment by eCom of the then outstanding Aggregate Advance Balance (the "Alternative Payment Shares Notice"). In the event, after receipt of a Payment Election Notice, W. Shapiro provides an Alternative Payment Shares Notice, eCom shall, as soon as reasonably practical after receipt of the Alternative Payment Shares Notice, issue to W. Shapiro the Payment Shares, and upon receipt of the Payment Shares from eCom, the Aggregate Advance Balance shall be deemed to have been paid in full, otherwise eCom shall pay the then outstanding Aggregate Advance Balance to W. Shapiro in readily available U.S. funds.

          6.5 Preservation of Business. The Shareholders will cause each of Star Dot to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          6.6 Full Access. Each of the Shareholders will permit, and the Shareholders will cause Star Dot to permit, representatives of eCom to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Star Dot, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Star Dot.

          6.7 Notice of Developments. The Shareholders will give prompt written notice to eCom of any material adverse development causing a breach of any of the representations and warranties in Paragraph 5 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of such Parties' own representations and warranties in Paragraph4 above. No disclosure by any Party pursuant to this Paragraph 6.7, however, shall, unless provided in writing and accepted by eCom, be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          6.8   Exclusivity.   None of the Shareholders will (and none of the
Shareholders will vote their Star Dot Shares in favor of), nor will the Shareholders cause or permit Star Dot to do (and the Shareholders will notify eCom immediately if any Person does any) of the following:

                (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of Star Dot (including any acquisition structured as a merger, consolidation, or share exchange); or

                (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

          6.9   Title Insurance.

                (a) The Shareholders will cause Star Dot to obtain with respect to each parcel of real estate that Star Dot owns, an ALTA Owner's Policy of Title Insurance Form B-1992 (or equivalent policy reasonably acceptable to eCom if the real property is located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1992 is not available) issued by a title insurer satisfactory to eCom, in such amount as eCom reasonably may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in Star Dot as of the Closing (subject only to the title exceptions described above in Paragraph 5.12 and in Paragraph 11 of the Disclosure Schedule).

                (b) Each title insurance policy delivered under Paragraphs 6.9(a) and 6.9(b) above shall:

                      (1) insure title to the real property and all recorded easements benefitting such real property;

                      (2) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies;

                      (3) contain an ALTA Zoning Endorsement 3.1 (or equivalent);

                      (4) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property;

                      (5) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property; and

                      (6) if the real property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another.

          6.10 Surveys. With respect to each parcel of real property that Star Dot owns and as to which a title insurance policy is to be procured pursuant to Paragraph 6.9 above, the Shareholders will cause Star Dot to procure in preparation for the Closing a current survey of the real property certified to eCom, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing.

     7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

          7.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Paragraph 9 below). The Shareholders acknowledge and agree that from and after the Closing, eCom will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Star Dot.

          7.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with:

                (a)   any transaction contemplated under this Agreement; or

                (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Star Dot;

each of the other Parties will cooperate with such other Party or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Paragraph 9 below).

          7.3 Transition. None of the Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Star Dot from maintaining the same business relationships with Star Dot after the Closing as it maintained with Star Dot prior to the Closing. Each of the Shareholders will use its reasonable efforts to refer all customer inquiries relating to the businesses of Star Dot to eCom from and after the Closing.

          7.4 Confidentiality. Each of the Shareholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to eCom or destroy, at the request and option of eCom, all tangible embodiments (and all copies) of the Confidential Information which are in such Parties' possession. In the event that any of the Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then such Shareholder will notify eCom promptly of the request or requirement so that eCom may seek an appropriate protective order or waive compliance with the provisions of this Paragraph 7.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Shareholder shall use such Shareholder's reasonable best efforts to obtain, at the reasonable request of eCom, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as eCom shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

          7.5 Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, none of the Shareholders will engage directly or indirectly in any business that Star Dot conducts as of the Closing Date; provided, however, that no owner of less than two percent (2%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Paragraph 7.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          7.6 eCom Shares Restricted Securities. Shareholders specifically understand that the eCom Shares will be restricted securities. Accordingly, the Shareholders understand the following:

                (a) Restrictions on Transferability. No transfer or other disposition of the eCom Shares to be acquired by Shareholders at the Closing shall be valid unless:

                      (1) there is an effective registration statement under the Securities Act of 1933 (the "Act") covering the eCom Shares; or

                      (2) the Shareholders' counsel shall have furnished eCom with an opinion to the effect that registration is not required under the Act.

                (b) Legend. There shall be imprinted on the face of each certificate representing the eCom Shares acquired by Shareholders the following legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SECURITIES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

                (c) Investment. Shareholders hereby represent and warrant to the eCom that the eCom Shares are being acquired for investment for Shareholders' own account, not as a nominee or agent, and not with the view toward or for resale in connection with any distribution thereof. Shareholders understand that the eCom Shares will not have been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the accuracy of the required representations and warranties of Shareholders.

                (d) Rule 144. Shareholders understand that the eCom Shares must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available, and Shareholders acknowledge that eCom shall have no obligation whatsoever to register the eCom Shares under that Act. Shareholders understand the provisions of Rule 144 (the "Rule") promulgated under the Act which permit limited resale of securities purchased in a private transaction, subject to the satisfaction of certain conditions as set forth in the Rule.

     8.   Conditions to Obligation to Close.

          8.1 Conditions to Obligation of eCom. The obligation of eCom to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, unless eCom waives any condition specified in this Paragraph 8.1 by executing a writing so stating at or prior to the Closing, provided, however, that in the event the Shareholders, or any of them, breach, violate or fail to satisfy any covenant, representation, warranty, term or condition set forth in this Agreement, and prior to Closing any such breach, violation or failure has been disclosed in writing to eCom or is specifically acknowledged by eCom to be known, and notwithstanding such disclosure or actual knowledge Closing occurs, then such breach, violation, or failure shall be deemed fully, completely and irrevocably waived by eCom in all respects and the Shareholders shall have no liability whatsoever to eCom by reason thereof:

                (a) this Agreement has not be cancelled by eCom prior to the expiration of the Investigation Period;

                (b) the representations and warranties set forth in Paragraphs 4.1 and 5 above shall be true and correct in all material respects at and as of the Closing Date;

                (c) the Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                (d) Star Dot shall have procured all of the third party consents specified in Paragraph 6.2 above, and, if required, all of the title insurance commitments, policies, and riders specified in Paragraph
     6.9 above and all of the surveys specified in Paragraph 6.10 above;

                (e) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of eCom to own Star Dot Shares and to control Star Dot or (D) affect adversely the right of Star Dot to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                (f) the Shareholders shall have delivered to eCom a certificate to the effect that each of the conditions specified above in Paragraphs 8.1(b) through 8.1(e) is satisfied in all respects;

                (g) the relevant parties shall have entered into employment agreements in form and substance as set forth in Exhibits 8.1(g) attached hereto and the same shall be in full force and effect;

                (h) eCom shall have received from counsel to the Shareholders an opinion in form and substance as set forth in Exhibit 8.1(h) attached hereto, addressed to eCom, and dated as of the Closing Date;

                (i) eCom shall have received the resignations, effective as of the Closing, of each director and officer of Star Dot other than those whom eCom shall have specified in writing at least five (5) business days prior to the Closing; and

                (j) all actions to be taken by the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to eCom.

          8.2 Conditions to Obligation of the Shareholders. The obligation of the Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions, unless the Requisite Shareholders waive any condition specified in this Paragraph 8.2 by executing a writing so stating at or prior to the Closing, provided, however, that in the event eCom breaches, violates or fails to satisfy any covenant, representation, warranty, term or condition set forth in this Agreement, and prior to Closing any such breach, violation or failure has been disclosed in writing to any Shareholder or is specifically acknowledged by any Shareholder to be known, and notwithstanding such disclosure or actual knowledge Closing occurs, then such breach, violation, or failure shall be deemed fully, completely and irrevocably waived by Shareholders in all respects and eCom shall have no liability whatsoever to Shareholders by reason thereof:

                (a) the representations and warranties set forth in Paragraph 4.2 above shall be true and correct in all material respects at and as of the Closing Date;

                (b) eCom shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                (c) no action, suit, or proceeding shall be pending against eCom before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) (C) adversely affect the right of any of the Shareholders to own the eCom Shares or (D) materially and adversely affect the right of eCom to own its assets and to operate its business;

                (d) eCom shall have delivered to the Shareholders a certificate to the effect that each of the conditions specified above in Paragraph 8.2(a)-8.2(c) is satisfied in all respects; and

                (e) the Shareholders shall have received from counsel to eCom an opinion in form and substance as set forth in Exhibit 8.2(e) attached hereto, addressed to the Shareholders and dated as of the Closing Date; and

                (f) all actions to be taken by eCom in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be [reasonably] satisfactory in form and substance to the Requisite Shareholders.

     9.   Remedies for Breaches of This Agreement.

          9.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement, including but not limited to the representations and warranties of the Shareholders contained in Paragraphs 5.1 through 5.28 shall survive the Closing hereunder and continue in full force and effect for a period of two
(2) years thereafter.

          9.2 Indemnification Provisions for Benefit of eCom. In the event any of the Shareholders breaches any of the representations, warranties, and covenants of such Shareholders contained herein (other than the covenants in Paragraph 2.1 above and the representations and warranties in Paragraph 4.1 above), and, if there is an applicable survival period pursuant to Paragraph
9.1 above, provided that eCom makes a written claim for indemnification against any of the Shareholders pursuant to Paragraph 12.12 below within such survival period, then each of the Shareholders agrees to indemnify eCom from and against the entirety of any Adverse Consequences eCom may suffer through and after the date of the claim for indemnification (including any Adverse Consequences eCom may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the Shareholders shall not have any obligation to indemnify eCom from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Shareholders contained in this Agreement until eCom has suffered Adverse Consequences by reason of all such breaches in excess of a $25,000.00 aggregate threshold (at which point the Shareholders will be obligated to indemnify eCom from and against all such Adverse Consequences relating back to the first dollar). The Shareholders' obligation to indemnify eCom as provided by this paragraph 9.2 is expressly conditioned upon delivery by eCom to the Shareholders of a written claim for indemnification for each claim for which indemnification is being sought within a reasonable time after eCom becomes aware of the cause for any such claim for indemnification. Notwithstanding the foregoing or any other provision in this Agreement, in no event shall the Shareholders, in the aggregate, have any liability, or be obligated pursuant to this paragraph 9.2 or otherwise under this Agreement, for any amount which is in excess of the fair market value, determined on the date on which a claim for indemnification is filed in accordance with this paragraph 9.2, of the eCom Shares received by such Shareholders hereunder.

          9.3   Indemnification Provisions for Benefit of the Shareholders.
In the event eCom breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Paragraph 9.1 above, provided that any of the Shareholders makes a written claim for indemnification against eCom pursuant to Paragraph 12.12 below within such survival period, then eCom agrees to indemnify each of the Shareholders from and against the entirety of any Adverse Consequences the Shareholder may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Shareholder may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). eCom's obligation to indemnify the Shareholders as provided by this paragraph 9.3 is expressly conditioned upon delivery by Shareholders to eCom of a written claim for indemnification for each claim for which indemnification is being sought within a reasonable time after Shareholders become aware of the cause for any such claim for indemnification.

          9.4   Matters Involving Third Parties.

                (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Paragraph 9, then the


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



     Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim,
     (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Paragraph 9.4(b) above:

                      (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim;

                      (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and

                      (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                (d) In the event any of the conditions in Paragraph 9.4(b) above is or becomes unsatisfied, however:

                      (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith);

                      (2) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and

                      (3) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Paragraph 9.

          9.5 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. Each of the Shareholders hereby agrees that such Shareholder will not make any claim for indemnification against Star Dot by reason of the fact that such Shareholder was a director, officer, employee, or agent of Star Dot or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by eCom against such Shareholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     10.  Termination.

          10.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                (a) eCom and the Requisite Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

                (b) eCom may terminate this Agreement prior to the expiration of the Due Diligence Review Period by giving written notice to the Requisite Shareholders as provided in Paragraph 3.2 if eCom is not satisfied, in the exercise of the sole and absolute discretion of eCom, with the results of the Due Diligence Review;

                (c) eCom may terminate this Agreement by giving written notice to the Requisite Shareholders at any time prior to the Closing (A) in the event any of the Shareholders has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, eCom has notified the Requisite Shareholders of the breach, and the breach has continued without cure for a period of ten
     (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 2000, by reason of the failure of any condition precedent under Paragraph 8.1 hereof (unless the failure results primarily from eCom itself breaching any representation, warranty, or covenant contained in this Agreement); and

                (d) the Requisite Shareholders may terminate this Agreement by giving written notice to eCom at any time prior to the Closing:

                      (1) in the event eCom has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Shareholders has notified eCom of the breach, and the breach has continued without cure for a period of ten
     (10) days after the notice of breach; or

                      (2) if the Closing shall not have occurred on or before January 31, 2000, by reason of the failure of any condition precedent under Paragraph 8.2 hereof (unless the failure results primarily from any of the Shareholders themselves breaching any representation, warranty, or covenant contained in this Agreement).

          10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Paragraph 10.1 above, all rights and obligations of the Parties hereunder shall immediately terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     11.  Registration Rights.

          11.1 Piggy Back Registration. For a period of two (2) years after the date of issuance of the eCom Shares to Shareholders, if eCom proposes to file a registration statement under the Act with respect to any security (the "Panaia Shares To Be Registered") owned by David J. Panaia ("Panaia"), then the Issuer shall give written notice of such proposed filing to Shareholders at least twenty (20) days before the anticipated filing date, and such notice shall offer each Shareholder the opportunity to register a number of the eCom Shares held by such Shareholder (the "Shareholder Registerable Shares") in an amount determined as follows:

                (a) Determine the percentage (the "Registerable Percentage") that the Panaia Shares To Be Registered bears to the total number of shares of eCom owned by Panaia.

                (b) Multiply the Registerable Percentage by the total number of eCom Shares owned by a Shareholder to determine the Shareholder Registerable Shares.

          11.2 Termination of Piggy Back Registration. eCom shall have the right to terminate or withdraw any registration initiated by eCom Issuer pursuant to paragraph 11.1 prior to the effective date of such registration statement.

     12.  Miscellaneous.

          12.1 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by eCom and the Requisite Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          12.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          12.3 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          12.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          12.5 Expenses. Each of the Parties and Star Dot will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Shareholders agree that Star Dot has not borne or will bear any of the Shareholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

          12.6 Facsimile Execution. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this Agreement shall be deemed as executed upon transmission of an executed facsimile.

          12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

          12.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.9 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          12.10 Nature of Certain Obligations.

                (a)   The covenants of each of the Shareholders in Paragraph
     2.1 above concerning the sale of such Shareholder's Star Dot Shares to eCom and the representations and warranties of each of the Shareholders in Paragraph 4.1 above concerning the transaction are several obligations. Accordingly, the particular Shareholder making the representation, warranty, or covenant will be solely responsible to the extent provided in Paragraph 9 above for any Adverse Consequences eCom may suffer as a result of any breach thereof.

                (b) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. Accordingly, each Shareholder will be responsible to the extent provided in Paragraph 9 above for the entirety of any Adverse Consequences eCom may suffer as a result of any breach thereof.

          12.11 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          12.12 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth below using registered or certified mail, return receipt requested, postage prepaid, personal delivery, recognized overnight delivery service, telecopy or electronic mail, and such notice, request, demand, claim, or other communication shall be deemed to have been duly given three (3) days after mailing if sent by registered or certified mail, on the day same is provided to the party undertaking personal delivery, provided that such party provides an acknowledgment of the delivery thereof at the address indicated thereon, on the day after same is provided to the recognized overnight delivery service, provided that such party provides an acknowledgment of the delivery thereof at the address indicated thereon and on the day same is transmitted by telecopy or electronic mail, provided that the party sending same obtains a written confirmation of the electronic delivery thereof. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth. The addresses of the Parties are as set forth below:

     If to the Shareholders:       __________________________________
                                   __________________________________
                                   ___________________________________


     With a Copy to:               Jordan P. Rose, Esq.
                                   Steefel Levitt & Weiss
                                   One Embarcadero Center, Thirteenth Floor
                                   San Francisco, California  94111-3719

     If to eCom:                   3801 PGA Boulevard
                                   Suite 1026
                                   Palm Beach Gardens, Florida  33410

     With a Copy to:               Edward H. Gilbert, P.A.
                                   Edward H. Gilbert, P.A.
                                   5100 Town Center Circle, Suite 330
                                   Boca Raton, Florida  33486


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



     If to Star Dot:               133 Kearny Street
                                   Suite 300
                                   San Francisco, California  94106

          12.13 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of eCom; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure). After the Closing, eCom shall make such press releases or public announcements as may be determined by eCom, in the exercise of the reasonable judgement of eCom.

          12.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          12.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions (without the necessity of posting a bond therefor) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Paragraph 12.16 below), in addition to any other remedy to which they may be entitled, at law or in equity.

          12.16 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process as
follows (or in any other manner permitted by law or at equity)     to the
Party to be served at the address and in the manner provided for the giving of notices in Paragraph 12.12 above.

          12.17 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Parties' rights, interests, or obligations hereunder without the prior written approval of eCom and the Requisite Shareholders.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                               eCom eCom.com, Inc.



                               By: /s/ David J. Panaia
                                   David J. Panaia, President



                               SHAREHOLDERS:


                               /s/ William Russell Shapiro
                               William Russell Shapiro, as Trustee U/A/D
                               October 10, 1996, as amended, creating the
                               Russell-Shapiro Trust, as the sole
                               separate property of Alice Russell-Shapiro


                               /s/ Alice Russell Shapiro
                               Alice Shapiro, as Trustee U/A/D October 10,
                               1996, as amended, creating the Russell-Shapiro Trust, as the sole separate property of Alice Russell-Shapiro


                               /s/ Nina Shapiro
                               Nina Shapiro


                               The Estate of Madeline Shapiro


                               By: Alice Russell Shapiro
                                   Authorized Representative




















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